UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

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SOUTHWEST WATER COMPANY
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On March 3, 2010, SouthWest Water Company conducted a publicly-announced conference call to discuss the Agreement and Plan of Merger, dated as of March 2, 2010, by and among SouthWest Water Company, SW Merger Acquisition Corp. and SW Merger Sub Corp..  Set forth below is a transcript of the conference call, which is available for telephonic replay until March 10, 2010.

Filed by SouthWest Water Company

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company:  SouthWest Water Company

Commission File No. :  0-8176

DeLise Keim

Good morning everyone, and welcome to SouthWest Water Company’s conference call regarding today’s announcement, a copy of which can be found on our web site at www.swwc.com under the investor relations button at the top of the home page.  A replay of this conference call will be posted in the same section a couple of hours after the call is concluded.

Before I turn the call over to Mark Swatek, our president and chief executive officer, to discuss the details of today’s news, I need to share some legal disclosures with you. Our discussion today may include forward-looking statements concerning the proposed transaction and its potential effects on the SouthWest Water and our operations that involve risks and uncertainties. Actual results could differ materially from those projected due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. Information concerning these and other factors that could cause actual results to differ from those in the forward-looking statements may be found in our 2008 Annual Report on Form 10-K under the “Risk Factors” section and in our other SEC filings. Copies of these filings are available on our website.

In connection with the transaction we will be discussing today, SouthWest Water will eventually file a proxy statement with the SEC regarding a shareholders’ meeting seeking shareholder approval. Before making any voting decisions, investors are urged to carefully read the entire proxy statement when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements of those documents, because they contain important information about the proposed transaction. Investors may obtain a free copy of the proxy statement when it becomes available and any other documents filed by us at the SEC’s website at www.sec.gov. The proxy statements and other documents may also be obtained for free from SouthWest Water when they are available.

The company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the security holders of the company in connection with the proposed transaction.  Information concerning the special interests of these directors, executive officers and other members of the company’s management and employees in the proposed transaction will be included in the company’s proxy statement when it is available.  Information regarding the company’s directors and executive officers is also available in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our proxy statement for our 2009 Annual Meeting of Stockholders, which are filed with the SEC.  These documents are available free of charge at the SEC’s website at www.sec.gov and at our website, www.swwc.com.

Now, I am pleased to turn the call over to the president and chief executive officer of SouthWest Water Company, Mark Swatek.  Mark…

Mark Swatek

Thank you, DeLise, and good morning everyone.  I am both pleased and excited to announce that SouthWest Water has entered into a definitive agreement to be acquired by a private fund advised by J.P. Morgan Asset Management, Inc an affiliate of J.P. Morgan Chase & Co, and Water Asset Management — both long-term infrastructure investors.

Let me start by describing the excellent value proposition for our shareholders. We believe that at $11 per share, the transaction offers our shareholders significant value, with a premium of 56% based on our closing share price on March 2, 2010 and a premium of 71% over our 30-day average closing price ended on March 2, 2010. This premium compares very favorably with recent transactions in the utility industry.  The total equity value of the transaction is approximately $275 million and the total enterprise value is approximately $427 million when our outstanding debt is taken into account.

Our new partners support our plans to continue to spend a significant amount of capital on enhancing SouthWest Water’s water and wastewater infrastructure and have committed to invest approximately $16 million prior to the deal closing to assist the financing of our ongoing capex program.

The merger is subject to customary closing conditions, including the approval of our shareholders and state regulators. We look forward to working closely with all of our stakeholders as we seek regulatory approval and hope to complete the transaction within 12 months. At that time, our common stock will cease to be publicly traded, and we will be a private company wholly owned by the consortium.

As part of the agreement, our employees here and throughout our service areas, where we have a long standing tradition of community involvement, will stay essentially the same. Our partners have also stated that they will maintain our commitment to ongoing community involvement.

I have talked about our back-to-basics strategy, which was designed to tighten the company’s focus around the operations of water and wastewater utilities, while resolving a number of legacy issues and divesting non-core businesses. Our strategy accomplished several key goals, which included reducing our business risk, providing a platform for future growth and serving our customers safely and reliably.

As we made progress on this strategy over the past few years, we continually asked ourselves, how can SouthWest Water customers have reliable water service at the best possible price? How can we meet the challenges of increased cost of delivery, limited water supplies and aging infrastructure at the lowest possible cost? How can we invest in our people, technology and programs that will improve efficiency? And finally, how can we create value for our shareholders?

The investor group we are aligning with today brings access to long-term capital, which is needed to fund our capital program, enhance our efficiencies, expand our operations, and ultimately make our business stronger and more responsive. Our new partners are long-term infrastructure investors with the patience, risk tolerance and sophistication to work with us to meet our challenges now and in the future. This transaction also provides us with the best opportunity to maintain our role as a committed utility service provider, a key employer and a long-term corporate citizen in the communities we serve.

I am proud of how our employees consistently deliver excellent service to our customers. I believe that our employees will flourish with the stability that this transaction will provide.  The consortium has placed a high priority on a seamless transition and continuity, and looks forward to working with senior management in our service territories and our existing workforce to support the productivity and morale of the employee base. They have also stated a commitment to invest in ongoing employee development and career opportunities.

We are confident that this partnership will help ensure SouthWest Water’s continued success and enhance the company’s ability to invest in systems that benefit our customers and the communities we serve. For all these reasons, we are excited about this partnership and believe that this transaction is in the best interests of all our stakeholders.

The entire Board of Directors and I have come to the conclusion that this is the right direction, with the right long-term partners, for SouthWest Water and our customers.

We would be happy to answer any questions at this time.   Operator, please open up the lines for questions.

[Answers to Questions Posed Referenced Information Otherwise Publicly Disclosed]

DeLise Keim

Thank you all for joining us today. A replay of this call will be available shortly on our website, www.swwc.com. This concludes today’s call.